Exhibit 99.1

Media and Analyst Contacts

Rosemary Hanratty

Public Relations

StarTek

Tel +1 720 314 1042

E-mail rosemary.hanratty@startek.com

Chris Smith to Join StarTek’s Board of Directors

Denver, CO—StarTek (NYSE:SRT) has announced Chris Smith is joining the company’s board of directors. Smith is currently the President of Cochlear Americas, a medical device company which is a market leader in implantable hearing devices.

“We welcome Chris’s expertise as a director and his experience in the medical device field as we focus on expanding our customer care service offering to clients in the health care industry,” said Dr. Ed Zschau, StarTek’s Chairman of the Board. “He also has extensive international business experience which will be valuable as we are expanding offshore.”

Smith has been with Cochlear Limited, headquartered in Sydney Australia, since 2004 during which time he led the operations of Cochlear Americas in Denver, Colorado, a 300 million Australian dollar subsidiary with direct operations in the United States, Latin America and Canada. His prior experience includes roles as CEO in Residence with Warburg Pincus in New York, a leading direct equity investor in healthcare, and as Group President of Gyrus Group in Reading, England, a market leader in surgical products. Smith also previously served on the board of directors of Acclarent Inc., a private medical device company, specializing in ENT surgical products and Xtent Medical, a public medical device company, focused on the development and commercialization of drug-eluting stent systems.

Chris Smith will serve on the compensation and governance committees. Following his appointment, the board will consist of six members.

“Chris will be a great addition to the board,” said Larry Jones, President and CEO of StarTek. “His depth of experience will help guide us in our growth initiatives at StarTek as we expand globally and diversify our vertical reach.”

About StarTek

StarTek, Inc. (NYSE: SRT) is a high quality business process outsourcing (BPO) company dedicated to service. For over 20 years, the company has been committed to serving the needs of its clients and their customers. StarTek helps its clients manage the customer experience across the customer life cycle, resulting in improved customer retention, increased revenue, and greater cost efficiencies. Its comprehensive suite of solutions includes sales, order management and provisioning, customer care, technical support, receivables management, and retention programs. The company also offers clients a variety of multi-channel customer interaction capabilities including voice, chat, email, IVR and back-office support. Headquartered in Denver, Colorado, StarTek has 18 delivery centers including onshore locations in North America, near shore in Costa Rica, offshore in the Philippines and virtually through its StarTek@Home workforce. For more information, visit www.StarTek.com or call +1 303 262 4500.